INTELLECTUAL PROPERTY & BRAND LICENSE AGREEMENT

(Summary/Redacted Exhibit – Schedules and Certain Terms Omitted)

This Intellectual Property & Brand License Agreement (this “Agreement”) is entered into as of February 8, 2026 (the “Effective Date”) by and between Moku Foods, Inc., a Delaware corporation (“Licensor”), and ESG Inc., a Nevada corporation (“Licensee” or “Company”).

1. Licensed IP; Purpose. Licensor owns and/or controls certain intellectual property and brand assets used in connection with mushroom snack products, including jerky, and grants Licensee a time-limited right to use such assets in the Territory (as defined in the Agreement) for development and operation of the business.

2. Existing Secured Lien; Default. The parties acknowledge that Licensor has a credit facility with JPMorgan Chase Bank, N.A. (“Chase”), that Chase holds a security interest and lien on substantially all assets of Licensor including “general intangibles” that may include trademarks and related IP (the “Chase Lien”), and that Licensor is currently in default under such facility. Licensee is not relying on any release, consent, waiver, or non-disturbance from Chase. Licensee acknowledges Chase may enforce rights that could impair or terminate Licensee’s ability to use some or all licensed IP. Risk allocation provisions allow Licensee to suspend use, stop escrow releases, and/or terminate upon specified enforcement-related events.

3. Grant; Exclusivity; Sublicense. Subject to the terms of the Agreement, Licensor grants Licensee an exclusive license during the term to use the licensed IP in the defined field and territory to develop, manufacture, market, distribute, and sell products. Licensee may sublicense to its designated operating subsidiary/affiliate, subject to Licensee responsibility for compliance.

4. Term. The Agreement term is ten (10) years from the Effective Date unless earlier terminated pursuant to the Agreement.

5. Equity Consideration; Escrow; Release Schedule.

(a) Consideration. As consideration for the license rights, Licensee agreed to cause to be issued to an escrow agent an aggregate number of shares of Licensee common stock having a value of US$100,000 (the “Escrowed Shares”). The per-share price used to determine the number of Escrowed Shares is equal to eighty percent (80%) of the average closing price of Licensee’s common stock for the five (5) trading days immediately preceding the execution date of the Agreement. Fractional shares are rounded down.

(b) Escrow; No Rights Until Release. The Escrowed Shares are held in escrow and Licensor has no beneficial ownership, voting, dividend, or transfer rights unless and until released per the Agreement.

(c) Scheduled Releases. Subject to no enforcement-related event being determined by Licensee in good faith to have occurred and be continuing, the escrow agent releases Escrowed Shares to Licensor on the 3rd anniversary (30%), 6th anniversary (additional 30%), and 10th anniversary (remainder).

(d) Stop-Release. Upon written notice by Licensee that an enforcement-related event has occurred or is threatened in writing, all unreleased Escrowed Shares remain in escrow and may be returned to Licensee for cancellation/treasury or held pending resolution pursuant to escrow instructions.

6. Option to Purchase Licensed IP upon Enforcement-Related Event. Upon a defined enforcement-related event (including certain enforcement actions by Chase or insolvency events), Licensor grants Licensee an option to purchase Licensor’s right, title, and interest in the licensed IP, subject to the Chase Lien and any other disclosed liens, for the lesser of (i) the outstanding Chase payoff amount stated in a payoff letter (or reasonable estimate if not available) and (ii) US$100,000, plus $1.00, with certain credits for any cure payments made by Licensee.

7. Termination; Sell-Off. Licensee may terminate immediately upon a defined enforcement-related event or if continued use presents material legal exposure. Following termination, Licensee has limited sell-off rights for existing inventory for up to ninety (90) days, subject to quality control.

8. Confidentiality. The Agreement contains customary confidentiality provisions, including customary securities-law disclosure carveouts.

9. Governing Law. Delaware.

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